Exhibit 99.1

DISCOVER FINANCIAL SERVICES AND DISCOVER BANK APPOINT

KATHY “MOE” LONOWSKI TO THEIR BOARDS OF DIRECTORS

RIVERWOODS, IL, Sept. 5, 2023— Discover Financial Services (NYSE: DFS) today announced that Kathy “Moe” Lonowski has been appointed to the Boards of Directors of Discover Financial Services and its subsidiary, Discover Bank, effective immediately. She will serve on the Boards’ Risk Oversight Committee.

Moe has 38 years of bank regulatory experience, including with prudential oversight of some of the largest financial institutions in the U.S. She recently retired as Regional Director of the Federal Deposit Insurance Corporation (FDIC), San Francisco Region, a role she held since 2016. As Director of the San Francisco Region, the FDIC’s largest in terms of Gross Domestic Product, Moe evaluated the operations of 350 insured financial institutions and led the risk management and consumer protection divisions covering 11 western states. She also supported the management of examination and legal risk-related technical issues and assessed solutions related to potential enforcement actions and civil money penalties.

Prior to her role as Regional Director for the San Francisco Region, Moe served as an FDIC Deputy Regional Director, Risk Management Supervision, and Field Supervisor, Risk Management Supervision.

“Kathy’s knowledge and depth of experience gained during her tenure with the FDIC make her an excellent addition to our Board,” said Tom Maheras, Chairman of the Board. “With compliance being a top priority at Discover, Kathy’s expertise with regulatory issues and understanding of the financial services industry will help make the company more effective in managing risk.”

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation’s leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

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